Exhibit 10.3

SECOND AMENDMENT TO THE STANDBY EQUITY COMMITMENT AGREEMENT

THIS SECOND AMENDMENT (the “Amendment”) dated December 5, 2023 (the “Effective Date”) amends that certain Standby Equity Commitment Agreement dated November 22, 2021 (as amended from time to time, the “Agreement” or the “SECA”) by and between Kisses From Italy Inc., a Florida corporation (the “Company”), and MacRab LLC, a Florida limited liability company (the “Holder”, and together with the Company, the “Parties”). Capitalized terms not otherwise defined herein shall have the meanings given to them in the Agreement.

BACKGROUND

A. On November 22, 2021, the Parties originally entered into the Agreement.

B. On March 29, 2023, the Parties entered into that certain first amendment to the SECA.

C. The Parties desire to amend the SECA as set forth below, extending the Commitment Period under the SECA and removing a condition that if the initial Registration Statement is no longer effective, it will result in the termination of the Commitment Period.

NOW THEREFORE, in consideration of the execution and delivery of the Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Amendment

1. The definition of “Commitment Period” in Section 1.1 of the SECA shall be deleted and replaced in its entirety by the following:

"Commitment Period" shall mean the period commencing on the Execution Date, and ending on the earlier of (i) the date on which the Investor shall have purchased Put Shares pursuant to this Agreement equal to the Maximum Commitment Amount, (ii) thirty-six (36) months after the date of this Agreement, (iii) written notice of termination by the Company to the Investor (which shall not occur during any Valuation Period or at any time that the Investor holds any of the Put Shares), or (iv) the date that, pursuant to or within the meaning of any Bankruptcy Law, the Company commences a voluntary case or any Person commences a proceeding against the Company, a Custodian is appointed for the Company or for all or substantially all of its property or the Company makes a general assignment for the benefit of its creditors; provided, however, that the provisions of Articles III, IV, V, VI, IX and the agreements and covenants of the Company and the Investor set forth in Article X shall survive the termination of this Agreement.”

2.This Amendment shall constitute part of the SECA and supersede any provisions to the contrary contained in the SECA. Except as specifically modified hereby, all of the provisions of the SECA, which are not in conflict with the terms of this Amendment, shall remain in full force and effect.

[Signature page to follow]

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IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first above written.

KISSES FROM ITALY INC. By: _/s/ Claudio Ferri Name: Claudio Ferri Title: Co-Chief Executive Officer	MACRAB LLC By: /s/ Mackey McFarlane Name: Mackey McFarlane Title: Member

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